Filed Pursuant to Rule 433
Registration Statement No. 333- 271881
Jefferies Financial Group Inc.
Market Linked Securities

Market Linked Securities— Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the NASDAQ-100 Index® due February 4, 2027
Term Sheet to Preliminary Pricing Supplement dated July 1, 2025

Summary of Terms
Issuer:	Jefferies Financial Group Inc.
Market Measures:	S&P 500® Index and NASDAQ-100 Index® (each referred to as an “Index,” and collectively as the “Indices”).
Pricing Date*:	July 31, 2025
Issue Date*:	August 5, 2025
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):
•     if the ending level of the lowest performing Index is greater than its starting level:
$1,000 plus the lesser of: (i) $1,000 × index return of the lowest performing Index × upside participation rate; and (ii) the maximum return;
•     if the ending level of the lowest performing Index is less than or equal to its starting level, but greater than or equal to its threshold level:
$1,000 + ($1,000 × absolute value return of the lowest performing Index); or
•     if the ending level of the lowest performing Index is less than its threshold level:

$1,000 + [$1,000 × (index return of the lowest performing Index + buffer amount)]

Lowest Performing Index:	The Index with the lowest index return
Stated Maturity Date*:	February 4, 2027
Starting Level:	With respect to each Index, its closing level on the pricing date
Ending Level:	With respect to each Index, its closing level on the calculation day
Maximum Return:	At least 14.20% of the face amount per security, to be determined on the pricing date
Threshold Level:	With respect to each Index, 85% of its starting level
Buffer Amount:	15%
Upside Participation Rate:	100%
Index Return:	With respect to each Index, (ending level – starting level) / starting level
Absolute Value Return:	With respect to each Index, the “absolute value return” is the absolute value of its index return. For example, a -5% index return will result in a +5% absolute value return.
Calculation Day*:	February 1, 2027
Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
*subject to change
** In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services
Summary of Terms (continued)
Denominations:	$1,000 and any integral multiple of $1,000
Agents Discount**:
Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee

CUSIP:	47233YKL8
Material Tax Consequences:	See the preliminary pricing supplement.
Hypothetical Payout Profile***
***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.

If the ending level of the lowest performing Index is less than its threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the lowest performing Index in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.
We estimate that the value of each security on the pricing date will be approximately $972.60, or within $30.00 of that estimate.  See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/96223/000114036125024374/ef20051365_424b5.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If The Ending Level Of The Lowest Performing Index Is Less Than Its Threshold Level, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.
•	Your Potential For A Positive Return From Depreciation Of The Lowest Performing Index Is Limited.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Lowest Performing Index.
•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Index Performs Favorably.
•
Your Return On The Securities Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On The Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Index.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
•	The Tax Consequences Of An Investment In Your Securities Are Uncertain.
•	The Securities Are Subject To Our Credit Risk.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Was Determined For Us By Our Subsidiary Using Proprietary Pricing Models.
•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•
The Maturity Payment Amount Will Depend Upon The Performance Of Each Index And Therefore The Securities Are Subject To The Risks Associated With The Index, As Discussed In The Accompanying Pricing Supplement and Product Supplement.

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Non-U.S. Companies.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Jefferies LLC.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.